EXHIBIT 5




                              April 26, 1995




Resorts International, Inc.
1133 Boardwalk
Atlantic City, New Jersey 08401


                 Re:  Registration Statement on Form S-8


Gentlemen:

         We have represented Resorts International, Inc. (the "Company") in connection with its Registration Statement on Form S-8 being filed today with the Securities and Exchange Commission (together with all exhibits thereto, the "Registration Statement"). The Registration Statement relates to an offering by the Company of up to 3,753,806 shares of the Company's common stock, par value $.01 per share, (the "Shares") upon the exercise of options under the Company's Senior Management Stock Option Plan and 1994 Stock Option Plan (the "Plans").

         We  have  examined  (1)  the  Amended  and  Restated   Certificate   of
Incorporation of the Company, (2) the By-Laws of the Company, (3) the Registration Statement, (4) the Plans and (5) such other corporate records, certificates, documents and other instruments as in our opinion are necessary or appropriate in connection with expressing the opinions set forth below.

         Based upon the foregoing, it is our opinion that:

1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

2.       When the following events shall have occurred:


         (a) the Registration Statement is filed, at which time it will become effective under the Securities Act of 1933, pursuant to General Instruction D to Form S-8, and

         (b) the Shares shall have been paid for and issued in accordance with the terms of the Plans,

                  the Shares thus sold will be legally issued, fully paid and non-assessable.


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                           This  firm  hereby  consents  to the  filing  of this
                  opinion as Exhibit 5 to the Registration Statement.

                                        Sincerely,




                                        FREEDMAN, LEVY, KROLL & SIMONDS









































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